STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT, made this 24th day of November, 2010, between SKYVIEW HOLDINGS CORP., a Delaware corporation (the “Company”), and TONY N. FRUDAKIS (the “Purchaser”).

WHEREAS, the Company desires to issue to Purchaser 3,000,000 shares (the “Shares”) of the common stock of the Company, par value $.00001 per share (the “Common Stock”) on the terms and conditions hereinafter set forth, and the Purchaser desires to acquire the Shares;

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants hereinafter set forth, the parties do hereby agree as follows:

1.

Subscription/Purchase of Shares. Subject to the terms and conditions hereinafter set forth, the Purchaser hereby subscribes for and agrees to purchase from the Company the Shares, at an aggregate purchase price of $20,500.00 in cash (the “Purchase Price”), and the Company agrees to sell and issue the Shares to the Purchaser for the Purchase Price. The certificate for the Shares will be delivered by the Company as soon as reasonably practicable.

2.

Representations, Warranties and Covenants of Purchaser.  The Purchaser hereby acknowledges, represents and warrants to, and agrees with the Company as follows:

(a)

The execution and delivery of this Agreement by the Purchaser and the consummation of the transactions contemplated hereby by Purchaser has been duly authorized. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will constitute a violation or default under any term or provision of any contract, commitment, indenture, other agreement or restriction of any kind or character to which the Purchaser is a party or by which the Purchaser is bound.

(b)

The Purchaser understands the speculative nature and the risks of investments associated with the Company and confirms that it is able to bear the risk of the investment, and Purchaser understands that there may not ever be any public market for the Shares purchased herein.

(c)

The Purchaser understands that the Company is not under an obligation to register or seek an exemption under any federal and/or state securities acts for any sale or transfer of the Shares by the Purchaser, and Purchaser is solely responsible for determining the status, in its hands, of the Shares acquired in the transaction and the availability, if required, of exemptions from registration for purposes of sale or transfer of the Shares.

(d)

The Purchaser has had the opportunity to ask questions of the Company and receive additional information from the Company to the extent that the Company possessed such information, or could acquire it without unreasonable effort or expense necessary to evaluate the merits and risks of any investment in the Company.  Further, the Purchaser has been given: (1) all material books and records of the Company; (2) all material contracts and documents relating to the proposed transaction; (3) all filings made with the U.S. Securities and Exchange Commission (“SEC”); and, (4) an opportunity to question the appropriate executive officers of the Company.

(e)

The Purchaser has sufficient knowledge and experience in financial and business matters, and is sufficiently familiar with investments of the type represented by the Shares, including familiarity with previous private and public purchases of speculative and restricted securities, that it is capable of evaluating the merits and risks associated with purchase of the Shares.

(f)

In evaluating the merits of the purchase of the Shares, Purchaser has relied solely on his, her or its own investigation concerning the Company and has not relied upon any representations provided by the Company.

(g)

Purchaser understands and acknowledges that (a) the Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or under any state securities laws in reliance upon exemptions provided thereunder and that the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and pursuant to state securities laws and regulations, as applicable, and (b) the representations and warranties contained herein are being relied upon by the Company as a basis for the exemption for the issuance of the Shares pursuant to this Agreement under the registration requirements of the Securities Act and any applicable state securities laws.  Purchaser is acquiring the Shares for Purchaser's own account for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act.

(h)

Purchaser is aware that the Company is currently a “shell company” as defined in Rule 405 under the Securities Act and that the provisions of Rule 144 promulgated under the Securities Act are not available until certain conditions precedent thereunder are met.

(i)

Purchaser is an “accredited investor" within the meaning of Rule 501 promulgated under the Securities Act.

(j)

Effective immediately, Purchaser, on behalf of Company, shall assume all duties and responsibilities to make and complete all required filings with the U.S. Securities and Exchange Commission, to comply with the federal securities laws, to comply with any and all requirements of the laws of the states where the Company may do business, to file any applicable tax returns, and to maintain the articles of incorporation in good standing, and the current officers of the Company resigning contemporaneously herewith are hereby discharged from any such duties and any and all other duties or responsibilities pertaining to the Company, except as may be separately set forth in this Agreement.

(k)

Purchaser acknowledges that the acquisition of the Shares hereunder is “as is” and Purchaser assumes control of the Company in its status “as is” except as for any undertakings separately stated in the Agreement.

3.

Representations and Warranties of the Company. The Company hereby acknowledges, represents and warrants to, and agrees with the Purchaser as follows:

(a)

The Company has been duly organized under the laws of the State of Delaware.  The execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby by the Company has been duly authorized.  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will constitute a violation or default under any term or provision of any contract, commitment, indenture, other agreement or restriction of any kind or character to which the Company is a party or by which the Company is bound.

(b)

The Company has not undertaken any efforts to effect compliance with the securities laws of any state and disclaims any duty or obligation to do so.

(c)

All reports and registration statements filed with the SEC to date are accurate in all material respects.  The Company represents that the Company is not current in its filings with the SEC and has not filed income tax returns for any years subsequent to 2007.  In addition, the Company has not filed a Delaware franchise tax return for 2009 and its charter has been forfeited in Delaware and will need to be reinstated.  Also, the previous statutory agent in Delaware has resigned.  The Company acknowledges that the Purchaser will be assuming these obligations.

(d)

To the best of its knowledge, and as of the date hereof, the Company has no debts or obligations except (i) as otherwise reflected herein, and (ii) an outstanding debt not exceeding $500.00 owed to the Company’s auditor.

(e)

The Company has not issued any securities of any kind other than those reflected on its Form 10-Q for the period ended September 30, 2008.  Subject to the redemption of the 5,000,000 outstanding shares of Common Stock as described in Section 5(e) hereof, the Shares being issued to the Purchaser hereunder shall represent 100% of the issued and outstanding shares of Common Stock of the Company.

4.

Use of Proceeds.  Upon receipt by the Company, the proceeds obtained by the Company in connection with the sale of securities contemplated by this Agreement shall immediately be applied as required to redeem 5,000,000 outstanding shares of Common Stock as described in Section 5(e) hereof.

5.

Change of Management/Redemption of Certain Shares.  It is hereby acknowledged by the Company and Purchaser that, in connection with the issuance of the Shares contemplated hereby, and contemporaneously herewith:

(a)

Donald R. McKelvey is resigning effective immediately from his executive positions as President, Chief Executive Officer, Principal Financial Officer, Secretary and Treasurer;

(b)

Purchaser is appointed effective immediately following the effectiveness of Mr. McKelvey’s resignations as set forth in subsection (a) above from his positions as President, Chief Executive Officer, Principal Financial Officer, Secretary and Treasurer, to the executive positions of President, Chief Executive Officer, Principal Financial Officer, Secretary and Treasurer;

(c)

Purchaser is appointed to fill a vacant seat on the board of directors of the Company, effective immediately;

(d)

Donald R. McKelvey is resigning, effective immediately following the effectiveness of Purchaser’s appointment to the board of directors, his position as director of the Company; and

(e)

The Company is entering into a Stock Redemption Agreement with each of the Company’s current shareholders for the redemption of an aggregate of 5,000,000 outstanding shares of Common Stock at an aggregate redemption price of $20,500.

6.

Documents.

(a)

Upon the signing hereof, the Company shall deliver to Purchaser:

                         (i)        the certificates representing the Shares;

(ii)

the resignation of the Company’s sole officer and director;

(iii)       the stock ledger, minute book, board resolutions, shareholder consents, articles,

            bylaws, corporate seal, and all books and records of the Company in its possession;

(iv)

All state and federal tax returns of the Company in its possession;

(v)

Edgar filing codes for the Company.

(b)

Upon the signing hereof, Purchaser shall deliver the Purchase Price to the Company.

             7.             Post-Closing Holdback of Purchase Money

Notwithstanding anything herein the contrary, the parties acknowledge and understand that $2,500 (the “Holdback Amount”) of the Purchase Price shall be held in escrow by Russell C. Weigel, III, P.A., counsel for the Purchaser (“Weigel”), pending the satisfaction of the outstanding monetary obligations of the Company identified in this Section 7.  Immediately upon written proof being provided to Purchaser of the payment of the following obligations on or after the date hereof, Purchaser undertakes to cause Weigel to remit the Holdback Amount to Kaye Cooper Fiore Kay & Rosenberg, LLP, counsel to the Company:

(a)

Delaware franchise tax for 2009;

(b)

Delaware certificate of renewal fees;

(c)

Preparation and filing of 2008 and 2009 federal tax returns; and

(d)

Fees to reinstate Delaware registered agent; and

(e)

Outstanding debt to the Company’s prior auditor.

         8.     Post-Closing Cooperation

Donald R. McKelvey undertakes and agrees that after the closing he will assist Purchaser by executing all Company federal tax returns prepared for 2008 and 2009, all Delaware franchise tax returns for 2009 for the Company, and all such other documents as may be reasonably necessary for reinstatement of the Company’s charter, to transition new management and directors, and/or for federal income tax reporting. Donald R. McKelvey understands and acknowledges that his post-closing cooperation is a material term of this Agreement and any breach thereof is automatic grounds for rescission of this Agreement upon notice to the Company by Purchaser.

9.

Miscellaneous.

(a)

All notices or other communications given or required under this Agreement shall be in writing and shall be deemed to have been duly given when delivered to, or received by prepaid registered or certified mail or recognized overnight courier addressed to the party for whom intended at its address indicated on the first page of this Agreement, or to such other address as may be furnished by such party by notice in the manner provided herein.

(b)

This Agreement shall not be changed, modified, or amended except by a writing signed by both the Company and the Purchaser.

(c)

This Agreement shall be binding upon and inure to the benefit of the parties hereto and to their respective heirs, legal representatives, successors, and/or assigns. This Agreement sets forth the entire agreement and understanding between the parties as to the subject matter hereof and supersedes all prior discussions, agreements, and understandings of any and every nature between them.

(d)

This Agreement and the transactions contemplated hereby shall be governed and construed by and enforced in accordance with the laws of the State of Florida without regard to conflict of laws principles.

(e)

This Agreement may be executed in counterparts with the same effect as if the signatures thereto and hereto were upon the same document. A signed copy of this Agreement which is received via facsimile or other electronic transmission shall be given the same effect for all purposes, as if it was an original.

(f)

The holding of any provision of this Agreement to be invalid or unenforceable by a court of competent jurisdiction shall not affect any other provision of this Agreement, which shall thereafter remain in full force and effect.

(g)

It is agreed that a waiver by either party of a breach of any provision of this Agreement shall not operate, or be construed, as a waiver of any subsequent breach by that same party.

(h)

The Purchaser agrees to execute and deliver all such further documents, agreements, and instruments, and take such other and further action, as may be reasonably requested by the Company to carry out the purposes and intent of, and any legal requirements associated with, this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

COMPANY:

SKYVIEW HOLDINGS CORP.

By:

/s/ Donald R. McKelvey

Name: Donald R. McKelvey

Title:

President

DONALD R. MCKELVEY, INDIVIDUALLY

/s/ Donald R. McKelvey

Donald R. McKelvey, as to Section 8 only

PURCHASER:

/s/ Tony N. Frudakis

TONY N. FRUDAKIS

Address:

___________________________

___________________________

Soc. Sec. No.:

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